D&E COMMUNICATIONS, INC.

FOR IMMEDIATE RELEASE February 27, 2006	Contact Person: W. Garth Sprecher 717-738-8304

Ephrata, PA -- D&E Communications, Inc. (NASDAQ:DECC) today announced that John Charles Long, CPA, has been elected by the Board of Directors as a Class A Director with a term ending in 2008. A member of the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants and the Financial Executives International, Mr. Long received his undergraduate degree from Wilkes College and an MBA from Columbia Business School. He will serve as a member of the Audit Committee.

Mr. Long is the Vice President, Treasurer and Secretary of Reading-based Arrow International and an Executive Officer of the Corporation. He has been with the publicly traded medical device manufacturer since 1995. Prior experience includes positions as the Controller of Frederick J. Jaindl and as an Accountant with Concannon, Gallagher, Miller & Co.

Mr. Long served as member of the Board of Directors of American Bank, Inc. and chairman of the audit committee from 2003 to 2006.

"We are excited to welcome Mr. Long to our Board of Directors," stated G. William Ruhl, Chairman. "His broad spectrum of experience in all facets of finance will be a great asset to D&E. We look forward to his contributions to our growing and dynamic company."

The Board's Nominating and Governance Committee will begin a search to fill the vacancy created after the untimely death of board member Thomas Bamford who passed away on February 17, 2006.

D&E Communications, Inc. is a full-service telecommunications company based in Lancaster County, PA. Through its subsidiaries and affiliated companies, D&E Communications offers both local and long distance service, Internet access, voice, data and video communications equipment, and computer networking services.